As filed with the Securities and Exchange Commission on February 26, 1997
                                                     Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              M.D.C. HOLDINGS, INC.
              (Exact name of registrant as specified in its charter)

          Delaware                                            84-0622967
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)

          3600 South Yosemite Street, Suite 900, Denver, Colorado 80237
                  (Address of Principal Executive Offices)        (Zip Code)

                  M.D.C. HOLDINGS, INC. EMPLOYEE EQUITY INCENTIVE PLAN
                                       AND
                  M.D.C. HOLDINGS, INC. DIRECTOR EQUITY INCENTIVE PLAN
                             (Full Title of the Plan)

                            Larry A. Mizel, President
                              M.D.C. Holdings, Inc.
                      3600 South Yosemite Street, Suite 900
                             Denver, Colorado 80237
                     (Name and address of agent for service)

                                  (303)773-1100
           -------------------------------------------------------------
           (Telephone number, including area code, of agent for service)

                                    Copy to:

                              Daniel S. Japha, Esq.
                           General Counsel - Corporate
                               M.D.C. Holdings, Inc.
                            3600 South Yosemite Street
                                    Suite 900
                              Denver, Colorado 80237

                             -------------------------

         The Exhibit Index may be found on Page 25 of the sequentially numbered copy of this Registration Statement.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                       Proposed       Proposed
                                       Maximum        Maximum
Title of              Amount           Offering       Aggregate       Amount of
Securities to         to be            Price Per      Offering        Registration
be Registered         Registered       Share <F1>     Price <F1>      Fee
-------------------------------------------------------------------------------

Common Stock           2,904,000       $5.6875        $16,516,500     $5,161.41
$0.01 par value <F2>     Shares

-------------------------------------------------------------------------------
Common Stock
$.01 par value <F3>       40,289       $7.375         $   297,131     $   90.04

-------------------------------------------------------------------------------

Total                  2,944,289         XXX          $16,813,631     $5,251.45<F1>
                        Shares
---------------------------------------------------------------------------

<F1>     Fees with respect to 3,154,000 of the shares were  previously  computed and paid on  Registration  Statement  33-54429  filed on Form S-8.  The
         $90.04 fee for 40,289 shares are computed and paid in accordance with Rule 457, using a per share price of $7.375 with respect to those 40,289 shares. In accordance with Rule 429 this Registration Statement combines the 3,154,000 unsold shares from Registration Statement
         33-54429 with the present Registration Statement. 250,000 Non-Statutory
         Stock Options registered under Registration Statement 33-54429 have been cancelled.

<F2>     Issuable  upon exercise of Incentive  Stock  Options and  Non-Statutory
         Options  pursuant to the Company's  Employee Equity Incentive Plan (the
         "Employee Plan")and Director Equity Incentive Plan.

<F3>     Issued pursuant to the Employee Plan in connection with a special bonus paid by the Registrant. All or any portion of the bonus may be paid in shares of the Registrant's common stock.


===============================================================================

REOFFER PROSPECTUS
------------------
                             M.D.C. HOLDINGS, INC.

                         COMMON STOCK, $.01 PAR VALUE

                       1,526,780 Shares of Common Stock
                    Acquired Under the M.D.C. Holdings, Inc.
                     Employee Equity Incentive Plan and the
               M.D.C. Holdings, Inc. Director Equity Incentive Plan

         This Prospectus relates to the resale by certain employees, officers and directors (the "Selling Stockholders") of M.D.C. Holdings, Inc., a Delaware corporation (the "Company"), of shares of the Company's Common Stock, $.01 par value (the "Shares"). The Shares have been or will be acquired pursuant to the Company's Employee Equity Incentive Plan ("Employee Plan") and Director Equity Incentive Plan ("Director Plan") including shares of restricted stock issued to certain employees of the Company pursuant to the Employee Plan as all or a part of a special bonus authorized by the Company's Compensation Committee. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

         The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") where prices are reported under the symbol "MDC."

          All expenses relating to the distribution of the shares are to be borne by the Company, other than commissions, concessions and discounts of underwriters, dealers or agents of the Selling Stockholders.

         See "Risk Factors" for a description of certain risks involved in the purchase of the Shares.
                                   ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
              HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------------

         The Selling Stockholders may sell the Shares from time to time on terms to be determined at the time of sale directly or through agents, dealers or underwriters. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by them pursuant to this Prospectus will be the purchase price of such Shares less any commissions. See "Plan of Distribution." Each of the Selling Stockholders reserves the right to accept or to reject, in whole or in part, any proposed purchase of its Shares.

         The Selling Stockholders, and any underwriters, dealers or agents that participate with the Selling Stockholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") , and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

                                  ---------------

                 The date of this Prospectus is February 25, 1997

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act, with respect to the Shares offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Company files reports, proxy statements and other information with the Commission. These items can be inspected, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates by reference documents that are not presented or delivered with this Prospectus. Copies of any these documents, including exhibits to such documents, are available upon request, and without charge, from M.D.C. Holdings, Inc., 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, Attention: Daniel S. Japha, Esq. Secretary and General Counsel-Corporate (telephone (303)773-1100).

         The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus. However, certain portions of the documents are not deemed filed:

                  (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

                  (ii) Proxy Statement dated March 29, 1996 relating to the 1996 Annual Meeting of Stockholders.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents, excluding those portions of such documents not deemed filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is modified to be incorporated by reference herein, modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus. References herein to "MDC" or the "Company," unless otherwise indicated, refer to M.D.C. Holdings, Inc. and its subsidiaries.

                                   THE COMPANY

         MDC is a major regional homebuilder and is one of the ten largest homebuilders in the United States. The Company operates in two segments: homebuilding and financial services. In its homebuilding segment, MDC is engaged in the construction and sale of residential housing in (i) metropolitan Denver and Colorado Springs, Colorado; (ii) northern Virginia and suburban Maryland (the "Mid-Atlantic"); (iii) Northern and Southern California; (iv) Phoenix and Tucson, Arizona; and (v) Las Vegas, Nevada. The financial services segment consists of HomeAmerican Mortgage Corporation (a wholly owned subsidiary of M.D.C. Holdings, Inc., ("HomeAmerican") HomeAmerican provides mortgage loans primarily to the Company's home buyers and, to a lesser extent, to others (the mortgage lending operations) and until September 30, 1996, Financial Asset
Management LLC (an indirect 80% owned subsidiary of M.D.C. Holdings, Inc., "FAMC") FAMC managed, by contract, the operations of two publicly traded real estate investment trusts ("REITs").

     The Company is a Delaware corporation originally incorporated in Colorado in 1972. The principal executive offices of the Company are located at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, and its telephone number is (303) 773-1100.

                                   RISK FACTORS

     See "Risk Factors" for a discussion of certain risks involved in the purchase of the Shares.

                                   THE OFFERING


Shares offered hereby ..............  Up to 1,526,780 shares of the Company's
                                      Common Stock, $.01 par value per share.

Trading ............................  The Common Stock of the Company is traded on the NYSE and the PSE where prices
                                      are reported under the symbol "MDC."

                   Summary Consolidated Financial Information
                  (Dollars in thousands, except per share data)

                                                                 Year Ended December 31,
                                       -------------------------------------------------------------------------
                                          1996           1995              1994           1993           1992
                                          ----           ----              ----           ----           ----
Income Statement Data:
Revenues. . . . . . . . . .            $ 922,595       $ 865,856         $ 817,245      $ 634,323      $ 480,177

Income (loss) before
extraordinary item  . . . .               20,799          17,250            19,255         10,056          4,765

Income (loss) before
extraordinary item  . . . .                $1.09            $.86              $.94           $.45           $.22


                                                                  December 31,
                                       -----------------------------------------------------------------
                                           1996          1995         1994           1993         1992
                                           ----          ----         ----           ----         ----
Balance Sheet Data:

Total assets........................   $  617,303    $  664,571   $  653,366     $  602,597   $  614,527
Total debt..........................      253,346       305,334      348,280        345,676      325,835
Stockholders' equity................      213,847       205,033      192,295        175,854      164,182



                                  RISK FACTORS

         Before making an investment in the Shares offered hereby, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

Leverage

         The home building industry is capital intensive. The Company finances a substantial portion of its land acquisition and residential construction activities by its subsidiaries incurring secured and unsecured indebtedness. As a result, the Company is highly leveraged. As of December 31, 1996, the Company's total indebtedness was approximately $253 million and the Company's debt-to-equity ratio was approximately 1.18. In addition, agreements governing certain indebtedness permit the Company to incur significant additional indebtedness. Although the Company expects to generate sufficient cash flow from operations to meet its debt service obligations, there can be no assurance that the Company will be able to do so. The ability of the Company to meet its obligations will depend upon the future performance of the Company and will be subject to financial, business and other factors affecting the business and operations of the Company, including general economic conditions. See "The Homebuilding Industry" and "Forward-Looking Statements" below.

The Homebuilding Industry

         The homebuilding industry is cyclical and affected significantly by changes in economic conditions, the supply of homes, changes in governmental regulation (including uncertainties involving the entitlement process in the improvement of undeveloped land), increases in real estate taxes, energy costs and costs of materials and labor, the availability and cost of suitable land, environmental factors, weather and the availability of financing at rates and on terms acceptable to homebuilders and home buyers.

         In October 1993, home mortgage interest rates reached their lowest levels in 25 years, dropping to an average of 6.7% on a 30-year, fixed-rate mortgage. From October 1993 to December 1994, home mortgage interest rates increased to a high of 9.25%. During this period of rising interest rates, the Company experienced a general weakening in demand for new homes in most of its markets, which adversely affected the Company's (i) home sales in the last three quarters of 1994 and the first quarter of 1995; and (ii) Home Gross Margins throughout most of 1995. From December 1994 through February 1996, home mortgage interest rates generally declined to a low of 6.9% which, among other things, led to improved home sales in the last three quarters of 1995 and the first four months of 1996, compared with the same periods in 1994 and 1995. Since February 1996, home mortgage interest rates generally increased to a high of 8.4%, although rates recently have declined to 7.6%. While current mortgage interest rates are low compared with historical rates, increases in mortgage interest rates, such as those occurring during the second and third quarters of 1996 when rates generally were above 8.0%, have affected adversely and may continue to affect adversely in the future, the Company's homebuilding and mortgage lending operations.

         The Company is unable to predict the extent to which recent or future changes in home mortgage interest rates will affect the Company's operating activities and results of operations. See "Forward-Looking Statements" below.

Regulatory and Environmental Factors

         The Company is subject to continuing compliance with various federal, state and local statutes, ordinances, rules and regulations, including, among others, zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws and health and safety regulations and laws (including but not limited to, those of the Occupational Safety and Health Administration). Various localities in which the Company operates have imposed (or may in the future impose) fees on developers to fund, among other things, schools, road improvements and low and moderate income housing.

         From time to time, various municipalities in which the Company operates, particularly in California and Nevada, restrict or place moratoriums on the availability of water and sewer taps. Additionally, certain jurisdictions in which the Company operates (particularly in California) have proposed or enacted growth initiatives restricting the number of building permits available in any given year. Although no assurance can be given as to future conditions or future governmental action, in general, the Company believes that it has, or under existing agreements and regulations ultimately can obtain, an adequate number of water and sewer taps and building permits for its inventory of land and land held for development. The Company's general policy is to acquire finished building sites and land for development only in areas which have, or will have upon completion of development, the availability of building permits, access to utilities and other municipal service facilities necessary for anticipated development requirements. Generally, the zoning of land is suitable for its intended use when acquired by the Company.

         The homebuilding operations of the Company also are affected by environmental considerations pertaining to, among other things, availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws that apply to any given homebuilding project vary greatly according to the site's location, environmental conditions and present and former uses. These Environmental Laws may result in delays, may cause the Company to incur substantial compliance and other costs and may prohibit or severely restrict homebuilding activity in certain environmentally-sensitive areas.

Competition

         The real estate industry is fragmented and highly competitive. In each of its markets, the Company competes with numerous home builders, subdivision developers and land development companies (a number of which build nationwide). Home builders not only compete for customers, but also for, among other things, desirable financing, raw materials and skilled labor. In a number of its markets, the Company competes with home builders that are substantially larger and have greater financial resources than the Company. Competition for home sales is based, among other factors, on price, style, financing provided to prospective purchasers, location, quality, warranty service and general reputation in the community.

         The mortgage industry is fragmented and highly competitive. In each of the areas in which it originates loans, HomeAmerican competes with numerous banks, thrifts and mortgage bankers, many of which are larger and have greater financial resources than HomeAmerican. Competition is based, among other factors, on pricing, loan terms and underwriting criteria.

Sale of Financial Asset Management LLC

         On September 30, 1996 the Company sold its interest in FAMC a subsidiary of the Company that managed two real estate investment trusts. The sales proceeds of $11,450,000 included $6,000,000 of cash and $5,450,000 of subordinated convertible notes, which are payable at specified dates during the next 10 years and are convertible, under certain circumstances, into as much as a 47.6% ownership interest in FAMC. A gain of $5,450,000 attributable to the convertible notes has been deferred and may be recognized, in whole or in part, in future periods based upon a number of factors, including collection of the notes' principal and the expiration of the conversion features.

         Due to the sale of FAMC and because the Company does not anticipate making additional mortgage-related investments, future operating profit from the Company's asset management operations will be immaterial. See "Forward-Looking Statements" below.

Affiliated Transactions

         The Company has entered into several transactions with affiliates, including the Selling Stockholders, Larry A. Mizel, the Company's Chairman of the Board of Directors, President and Chief Executive Officer and David D. Mandarich, a Director, Executive Vice President--Real Estate and Chief Operating Officer of the Company and Chairman of the Board and President of Richmond Homes. Material transactions between the Company and its officers and directors are subject to review by the Company's Board of Directors, including a review of the fairness of the transaction. In certain cases, the Board obtains an independent appraisal.

Tax Matters

         M.D.C. Holdings, Inc. and its wholly owned subsidiaries file a consolidated federal income tax return (an "MDC Consolidated Return"). Richmond American Homes of Colorado, Inc., a wholly owned subsidiary of the Company and its wholly owned subsidiaries ("Richmond Homes") filed a separate consolidated federal income tax return (each a "Richmond Homes Consolidated Return") from its inception (December 28, 1989) through February 2, 1994, the date Richmond Homes became a wholly owned subsidiary of MDC.

         The IRS has completed its examination of the MDC Consolidated Returns for the years 1986 through 1990 and has proposed adjustments that would shift the recognition of certain items of income and expense from one year to another ("Timing Adjustments"). To the extent taxable income in a prior year is increased by proposed Timing Adjustments, taxable income may be reduced by a corresponding amount in other years; however, the Company would incur an interest charge as a result of such adjustment. The Company currently is protesting many of these proposed adjustments through the IRS appeals process. In the opinion of management, adequate provision has been made for any additional income taxes and interest which may result from the proposed adjustments; however, it is reasonably possible that the ultimate resolution could result in amounts which differ materially in the near-term from amounts provided. See "Forward-Looking Statements" below.

                           DESCRIPTION OF COMMON STOCK

         The Company has authorized 100,000,000 shares of common stock, $.01 par value ("Common Stock").

         At December 31, 1996 approximately 18,083,000 shares of the Common Stock were issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to the Company's Board of Directors, which is divided into three classes, with members of each class serving a three-year term.

         A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, certain Business Combinations, (as defined in the Company's Certificate of Incorporation, as amended (the "Certificate") but generally, a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties; the sale or other disposition by the Company of any assets or securities to an Interested Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company ; the adoption of any amendment to the Company's Bylaws; or any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect of increasing an Interested Stockholder's proportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder, must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate) or unless certain minimum price and procedural requirements are met. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives:
(i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate to mean, in the case of exchange-listed or NASDAQ-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

         Subject to the preferences applicable to any then outstanding shares of preferred stock of the Company, holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

                              SELLING STOCKHOLDERS

         The 1,526,780 shares of Common Stock covered by this Prospectus are being offered by the Selling Stockholders identified in the table below. Such shares have been, or may be acquired, by the Selling Stockholders pursuant to
(i) the exercise of options granted under the Company's Employee Equity Incentive Plan (the "Employee Plan") or the Company's Director Equity Incentive Plan (the "Director Plan"); the Employee Plan and the Director Plan are sometimes hereafter collectively referred to as the "Plans") or (ii) the grant of shares pursuant to the Employee Plan. For further information with respect to the Plans, see the Registration Statement of the Company (the "Registration Statement") of which this Prospectus is a part. The following table sets forth certain information, as of February 10, 1997, with respect to the Selling Stockholders and the shares of Common Stock offered hereby:

                                       Shares owned        Amount to         To be owned
   Name and position                   prior to this       be offered        after this         Percent
   with the Company                    offering <F1>       hereunder         offering <F5>   Shares of Class
   -----------------                   -------------       ----------        ------------    ---------------
Larry A. Mizel, Chairman of              4,631,439          425,000          4,206,439           22.7%
the Board of Directors
and Chief Executive Officer <F2>

David D. Mandarich, Executive            1,756,198          425,000           1,331,198           7.2%
Vice President- Real Estate,
Chief Operating Officer and
a Director <F3>

Steven J. Borick, Director <F6>            150,000          150,000                -0-              *

Gilbert Goldstein, Director <F6>           200,151          150,000              50,151             *

William B. Kemper, Director <F6>           100,000          100,000                -0-              *

Herbert T. Buchwald <F4> <F6>               85,526           75,000              10,526             *

Michael Touff, Vice President               75,339           50,000              25,339             *
and General Counsel

Paris G.  Reece III, Senior Vice           105,170           50,000              45,000             *
President, Chief Financial
Officer and Principal Accounting
Officer



                                       Shares owned        Amount to           To be owned
    Name and position                  prior to this       be offered          after this           Percent
    with the Company                   offering <F1>       hereunder           offering <F5>   Shares of Class
    -----------------                  -------------       ----------          ------------    ---------------
John J. Heaney, Vice President,              3,390            3,390                 -0-             *
Treasurer and Assistant
Secretary

Brian A. Peterson, Vice President -          2,000            2,000                 -0-             *
Division Finance

Daniel S. Japha, General                    21,000           21,000                 -0-             *
Counsel-Corporate

Carol S. Raznick, General                    3,390            3,390                 -0-             *
Counsel - Real Estate

Arthur R. Lehl,                             10,000           10,000                 -0-             *
Chief Information Officer

Steven U. Parker, Vice                         -0-           15,000                 -0-             *
President - Accounting
and Administration

Steven J. Betts, Vice                        2,000            2,000                 -0-             *
President and Controller
Richmond Homes, Inc. I

Robert T. Shiota                            20,000           20,000                 -0-             *
Vice President/Division
Manager (Southern California Div.)
Richmond American Homes of
California, Inc.

Thomas J. Pellerito                         25,000           25,000                 -0-             *
President Richmond American
Homes of Maryland, Inc. and
Richmond American Homes of
Virginia, Inc.
-----------------

*        Represents less than one percent of the outstanding shares of Common Stock.

                                         11

<F1>     Includes  shares  of  Common  Stock  which  may be  purchased  upon the exercise of all currently exercisable options and those exercisable within 60 days of the date of this Prospectus, as well as in the case of each of Messrs. Mizel and Mandarich, 250,000 shares that may be acquired pursuant to options that have vested but that are not exercisable until May 17, 1997.

<F2>     Includes 5,500 shares held by Mr.  Mizel's wife,  1,115 shares owned by
         Mr. Mizel's minor children and 405,314 shares of Common Stock with respect to which Mr. Mizel may be considered the "beneficial owner," as defined under the Exchange Act, because he is a beneficiary of certain trusts which own all of the outstanding stock of CVentures, Inc., a corporation which controls the voting of these shares of Common Stock.
         Mr. Mizel is a director and officer of  CVentures,  Inc.  Also includes
         194,032 shares of Common Stock owned by certain trusts for the benefit of Mr. Mizel and certain members of his immediate family, over which shares Mr. Mizel does not exercise voting control, although he has a limited power of appointment allowing him to direct the trustee to gift all or a portion of such shares to any person other than himself, members of his family or a creditor. Mr. Mizel disclaims beneficial ownership of the 194,032 shares.

<F3>     David D.  Mandarich  was elected as  Executive  Vice  President-Real
         Estate of the Company in April 1993 and appointed a director of the Company in March 1994. Mr. Mandarich was elected Chief Operating
         Officer of the Company on September 30, 1996.  From April 1989 to
         April 1993, Mr. Mandarich served as a consultant to the Company.
         Includes indirect ownership of 4,000 shares held in the name of Mr. Mandarich's minor children.

<F4>     Includes 10,526 shares owned by a partnership in which Mr. Buchwald is a general partner.

<F5>     Assumes the sale of all shares offered hereby.

<F6>     Includes 25,000  shares issuable upon exercise of options that were granted and vested on December 1, 1996 but that may not be exercised until June 1, 1997.


                              PLAN OF DISTRIBUTION

         The Company is unaware of any plan by any of the Selling Stockholders to distribute or resell the shares of Common Stock offered hereby. The Company believes that those shares may be offered for sale from time to time either directly by the Selling Stockholders or by their transferees. Such sales may be made on the New York Stock Exchange or the Pacific Stock Exchange, Incorporated, in the over-the-counter market, or in privately negotiated transactions. Sales on an exchange or over-the-counter may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; (c) distribution on an exchange in accordance with the rules of the exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders may pay commissions or allow discounts to any brokers or dealers participating in the resale of the shares offered hereby, which commissions or discounts will be at the customary rates of such brokers for similar transactions. Those shares will be sold at market prices prevailing at the time of sale or at negotiated prices. As of the date of this Prospectus, the Company is not aware of any agreements, arrangements or understandings which have been entered into between any of the Selling Stockholders and any broker or dealer with respect to the sale of any of the shares of Common Stock to be offered hereby. In effecting such sales, each Selling Stockholder and brokers through whom such securities are sold may be deemed to be "underwriters" as that term is defined in Section 2(11)of the Securities Act of 1933, as amended, and any discounts, concessions or commissions received by any such person may be deemed to be underwriting discounts or commissions under the Act.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of shares through a secondary distribution or a purchase by an underwriter, broker or dealer, a supplemented prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (i) the name of each such Selling Stockholder and of the participating underwriter, broker or dealer; (ii) the number of shares involved;
(iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer and (v) other facts material to the transaction.

         The Company does not believe that the Shares offered will materially affect the Company's ability to raise further capital.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this Prospectus, as well as statements made by the Company in periodic press releases, oral statements made by the Company's officials to analysts and shareowners, in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (i) general economic and business conditions; (ii) interest rate changes; (iii) competition; (iv) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (v) unanticipated demographic changes; (vi) shortages of labor; (vii) weather related slowdowns; (viii) slow growth initiatives; (ix) building moratoria; (x)
governmental   regulations   including   interpretations
of income tax and environmental laws; and (xi) other factors over which the Company has little or no control.

                                  LEGAL MATTERS

         Certain matters with respect to the legality of the issuance of the Shares offered hereby will be passed upon for the Company by Daniel S. Japha, Esq., Denver, Colorado, Secretary and General Counsel-Corporate of the Company.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference

         The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, are hereby incorporated by reference into this Registration Statement.

                  (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                  (b)      Proxy   Statement  dated  March  29,  1996  relating
                           to  the  1996  Annual  Meeting  of  Stockholders.

                  (c) The description of the Registrant's $.01 par value common stock is contained in the Form 8-A dated July 22, 1986.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, except those portions of such documents not deemed filed, shall be deemed to be incorporated by reference into this Registration Statement and shall be a part hereof from the date of such filing.

Item 4.  Description of Securities

         No information is required to be furnished hereunder because the Registrant's common stock is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel

         The opinion as to the legality of the securities being registered of Daniel S. Japha, Esq. who is employed full time by the Registrant as General Counsel-Corporate, is filed as an exhibit to this Registration Statement. Mr. Japha holds options to purchase 20,000 shares of the Company's common stock at an exercise price of $5.625 and owns 1,000 shares of the Company's common stock.

Item 6.  Indemnification of Directors and Officers

         Article Eighth of the  Registrant's  Certificate of  Incorporation  and
Article VIII of the Registrant's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. A summary of the circumstances in which such indemnification is provided for is contained below, but that description is qualified in its entirety by reference to

Article Eighth of the Registrant's Certificate of Incorporation, Article VIII of the Registrant's By-Laws and the relevant section of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law, in general, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding other than an action by or in the right of the corporation) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (I) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the corporation's best interest; and (iii) with respect to any criminal action, the person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         Indemnification in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in or not opposed to the corporation's best interest and must not have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the corporation, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Section 145 further provides that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, (including attorneys' fees) actually and reasonably incurred in connection with the proceeding.

         Delaware law authorizes a corporation to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the corporation a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the corporation.

         The statutory section cited above further specifies that any provisions for indemnification or advances for expenses does not exclude other rights under the corporation's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to a corporation to purchase and maintain insurance policies which protect any director, officers, employee or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

         The Delaware General Corporation Law and Article Eighth of the Registrant's Certificate of Incorporation, under certain circumstances provide that the Registrant's directors will not be personally liable to the Registrant for monetary damages for breach of fiduciary duty. A summary of the circumstances in which such exoneration is provided is contained below, but that description is qualified in its entirety by reference to Article Eighth of the Registrant's Certificate of Incorporation and the relevant Sections of the Delaware General Corporation Law.

         In general, the Delaware General Corporation Law provides that any director of a corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any personal benefit. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors after adoption by a corporation of this provision, then the liability of a director of a corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Item 7.  Exemption From Registration Claimed

         Not Applicable.

Item 8.  Exhibits

Exhibit No.                Description

     4.1 M.D.C. Holdings, Inc. Employee Equity Incentive Plan (incorporated herein by reference to Exhibit A of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

     4.2 M.D.C. Holdings, Inc. Director Equity Incentive Plan (incorporated herein by reference to Exhibit B of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

     4.3(a) Form of Employee Incentive Stock Option (incorporated herein by reference to Exhibit 4.3(a) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.3(b)                Form  of  Employee   Non-Statutory   Option
                           (incorporated herein by reference to Exhibit 4.3(b) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.3(c)                Form  of  Director   Non-Statutory   Option
                           (incorporated herein by reference to Exhibit 4.3(c) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.4 Forms of Promissory Note and Pledge Agreement dated December 9, 1996 between M.D.C. Holdings, Inc. and Michael Touff and Paris G. Reece III related to amounts advanced to such persons in connection with income taxes due on the portion of their 1996 performance bonuses paid in the form of shares of the Company's Common Stock (incorporated herein by reference to Exhibit 10.19 of the Company's Annual Report on Form 10-K for the year ended December 31,
                           1996)*

    5 Opinion of Daniel S. Japha, Esq. as to legality of securities being registered

    23.1                   Consent of Price Waterhouse LLP, Independent
                           Accountants

    23.2                   Consent of Daniel S. Japha, Esq. (filed as part of
                           Exhibit 5 above)
-----------
* Incorporated herein by reference.

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 24, 1997.

                                         M.D.C. Holdings, Inc.


                                         By:/s/ Paris G. Reece III
                                            ----------------------
                                            Paris G. Reece III,
                                            Senior Vice President, Chief
                                            Financial Officer and Principal
                                            Accounting Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of M.D.C. Holdings, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Larry A. Mizel, Michael Touff and Paris G. Reece III, or any one of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorney-in-fact may do by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                            Title                         Date
---------                            -----                         ----



/s/ Larry A. Mizel                  Chairman of the           February 24, 1997
------------------------            Board of Directors
Larry A. Mizel                      President and Chief
By Power of Attorney                Executive Officer


/s/ David D. Mandarich              Executive Vice            February 24, 1997
------------------------            President - Real
David D. Mandarich                  Estate, Chief Operating
By Power of Attorney                Officer and Director

/s/ Paris G. Reece III              Senior Vice               February 24, 1997
------------------------            President and Chief
Paris G. Reece III                  Financial Officer
                                    (principal financial
                                    and accounting officer)


/s/ Steven J. Borick                Director                  February 24, 1997
------------------------
Steven J. Borick
By Power of Attorney


/s/ Gilbert Goldstein               Director                  February 24, 1997
------------------------
Gilbert Goldstein
By Power of Attorney


/s/ William B. Kemper               Director                  February 24, 1997
------------------------
William B. Kemper
By Power of Attorney


/s/ Herbert T. Buchwald             Director                  February 24, 1997
------------------------
Herbert T. Buchwald
By Power of Attorney

As filed with the Securities and Exchange Commission on February 25, 1997
-------------------------------------------------------------------------------





                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.






                                    EXHIBITS

                                       TO

                                    FORM S-8




                                 Filed with the

                             Registration Statement

                                       of

                              M.D.C. HOLDINGS, INC.

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                    Description
-----------                    -----------

     4.1 M.D.C. Holdings, Inc. Employee Equity Incentive Plan incorporated herein by reference to Exhibit A of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

     4.2        M.D.C. Holdings, Inc. Director Equity Incentive
                Plan (incorporated herein by reference to Exhibit B of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

     4.3(a) Form of Employee Incentive Stock Option (incorporated herein by reference to Exhibit 4.3(a) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.3(b) Form of Employee Non-Statutory Option (incorporated herein by reference to Exhibit 4.3(b) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.3(c) Form of Director Non-Statutory Option (incorporated herein by reference to Exhibit 4.3(c) of the Company's Registration Statement on Form S-8, Registration No. 33-54429)*

     4.4        Forms  of   Promissory   Note   and   Pledge Agreement  dated
                December  9, 1996  between M.D.C. Holdings,  Inc. and Michael
                Touff and Paris  G.  Reece  III   related  to  amounts
                advanced to such persons in connection with income taxes due on the portion of their 1996 performance bonuses paid in the
                form of shares  of  the   Company's   Common   Stock
                (incorporated herein by reference to Exhibit 10.19 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996)*

     5 Opinion of Daniel S. Japha, Esq. as to the legality of securities being registered

    23.1        Consent of Price Waterhouse LLP, Independent
                Accountants

    23.2        Consent of Daniel S. Japha, Esq. (filed as part of
                Exhibit 5 above)

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*Incorporated herein by reference